EXHIBIT 23.2

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8) Nos. 333-152720, 333-145489, and 333-133702) of Taleo Corporation of our report dated May 22, 2008, with respect to the consolidated financial statements of Vurv Technology, Inc. for the year ended January 31, 2008.

/s/ Ernst & Young LLP

Jacksonville, FL
September 9, 2008